HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release
For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION
ANNOUNCES CLOSING ON ACQUISITION OF
DESIGN PUBLIC GROUP

MUSCATINE, Iowa (January 4, 2021) – HNI Corporation (NYSE: HNI) announced today it closed on the previously reported acquisition of Design Public Group, a leading e-commerce distributor of high design furniture for the office and home. Matthew Lieb and Todd Thedinga, the former joint owners of Design Public Group, joined HNI and will continue to run Design Public Group.

“We are excited to reach this milestone and have the team at Design Public join HNI,” said Jeff Lorenger, Chairman, President and Chief Executive Officer of HNI Corporation. “Design Public brings a digitally native organization with skills and capabilities to help us accelerate our digital and e-commerce initiatives. This leading platform will support our traditional distribution models and allow us to better reach a broader consumer group that increasingly buys furniture online.”

HNI funded the acquisition from available cash on hand. The transaction closed on Dec 31, 2020, and had no impact on HNI’s debt levels or available borrowing capacity.

About HNI Corporation

HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.
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